UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      December 29, 2005

HILTON HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	I-3427	36-2058176
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9336 Civic Center Drive, Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (310) 278-4321

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 29, 2005, Hilton Hotels Corporation (the “Company”) entered into a Sale and Purchase Agreement (the “Agreement”) with Hilton Group plc (the “Seller”), Ladbroke Group International Limited (“LGI”), Ladbroke Group Limited (“LGL”) and Town & County Factors Limited (“TCF”).   Pursuant to the terms of the Agreement, the Company will purchase the hotels, resorts, hospitality, timeshare, meeting and conference facilities, residencies and serviced apartments, travel reservations systems and health clubs businesses of the Seller.  The transaction will be effected through the sale by LGI and LGL to the Company of 100% of the share capital of two holding companies, Ladbroke Group International Luxembourg SA and Ladbroke Hotels USA Corporation, and the sale, upon receipt of additional regulatory approval, of TCF’s interest in certain management contracts (together, the “Purchase”) for approximately £3.3 billion in cash.  It is expected that the transaction will be financed with cash on hand at the time of the closing and a new bank facility.  The bank facilities will be supported by guaranties of the Company’s material domestic subsidiaries and top-tier foreign holding company subsidiaries, and by a pledge of the capital stock of those subsidiaries.  The Company’s public senior notes will share in the benefits of those guaranties and stock pledges on a pari passu basis.

The Company and the Seller have an ongoing strategic alliance which was initiated in 1997, when the Company entered into agreements with the Seller and the Seller’s wholly owned subsidiary Hilton International Co., which owns the rights to the Hilton name outside the United States.  The alliance agreements provide for a strategic alliance between the companies, including cooperation on sales and marketing, loyalty programs and other operational matters.  Pursuant to these alliance agreements Stephen F. Bollenbach, the Company’s Co-Chairman and Chief Executive Officer, has served as a non-executive director of the Seller and David Michels, Chief Executive of the Seller, has served as one of the Company’s non-executive directors.  As of the date of the Agreement, Mr. Bollenbach resigned as a member of the Board of Directors of the Seller and Mr. Michels resigned as a member of the Board of Directors of the Company.

Upon the consummation of the Purchase, the obligations that the Seller has with respect to the Company and the other parties to the alliance agreements, and that the Company and the other parties have with respect to the Seller under the alliance agreements, including the cross-directorship provision, will be terminated.

The parties to the Agreement have made representations, warranties and covenants to one another in the Agreement.  Seller has agreed to hold a meeting of its shareholders in order to seek approval of the transaction and approval to change the name of Seller to a name that does not include the name “Hilton”.  Seller has also made certain covenants, including, among others, covenants not to, subject to certain exceptions (i) solicit alternative proposals or offers from persons other than the Company or (ii) enter into discussions or negotiations concerning or providing confidential information in connection with alternative proposals or offers.  Furthermore, the Agreement contains certain termination rights and provides that, in the event the Agreement is terminated under certain circumstances, as more fully described therein, Seller will be required to pay a termination fee equal to £37,000,000, or approximately 1.1% of transaction value.

Completion of the Purchase is subject to the satisfaction of a number of conditions, including the approval of (i) the holders of the outstanding shares of the

Seller, (ii) competition authorities in certain jurisdictions and (iii) foreign investment regulatory authorities in certain jurisdictions.

The foregoing description of the Purchase and the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement furnished hereto as Exhibit 2.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF PRINCIPAL OFFICERS

(b)	On December 29, 2005, David Michels resigned as a member of the Board of Directors of the Company, effective immediately. Mr. Michels is Group Chief Executive of Hilton Group plc.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit 2.1*

Sale and Purchase Agreement, dated as of December 29, 2005, among Hilton Hotels Corporation, Hilton Group plc, Ladbroke Group International Limited, Ladbroke Group Limited and Town & County Factors Limited.

*              Schedules and similar attachments to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 29, 2005

HILTON HOTELS CORPORATION

By:	/s/ Madeleine A. Kleiner
Madeleine A. Kleiner
Executive Vice President and General Counsel